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                                   EXHIBIT 3.2

                                     BYLAWS

                                       OF

                           THE PEOPLES HOLDING COMPANY


                                    ARTICLE I

                                     OFFICES

         Section 1. The principal office of the corporation shall be located at 209 Troy Street, City of Tupelo, County of Lee, State of Mississippi.

         Section 2. The Board of Directors shall have the power and authority to establish and maintain branch offices at the locations as the business of the corporation may require.

                                   ARTICLE II

                                  STOCKHOLDERS

         Section 1. The annual meeting of the stockholders of the corporation shall be held on the second Tuesday of April in each year for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

         Section 2. Special meetings of the stockholders, for any purpose, may be called by written request of persons owning as much as fifty percent of the outstanding capital stock of the corporation, or by authority of the board of directors in regular session or by a request in writing of a majority of the board of directors. All such communications must be addressed to the president of the corporation.

         Section 3. The annual meetings of the stockholders of the corporation shall be held at the principal office of the corporation in Tupelo, Mississippi, or at such other place in the area served by the corporation as may be fixed by the board of directors. All special meetings of the stockholders shall be held at the principal office of the corporation in Tupelo, Mississippi.

         Section 4. At least ten days written notice shall be given of any annual or special meeting of stockholders, either personally or by mail, to each stockholder of record entitled to vote at such meeting. Such notice shall be issued by the president or secretary of the corporation, which notice shall state the place, day and hour of the meeting and, in case of a special meeting, the purposes for which the meeting is called.


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         Section 5. A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. In the event of no quorum at the annual meeting, the holders of a majority of the stock present and represented at the meeting shall have power to adjourn the meeting from day to day without further notice. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

         In special meetings, if a quorum is not present, there shall be no adjournment but the call of the meeting will be voided and a new call must be issued for any special meeting.

         Section 6. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting and shall not be valid after the date of the meeting at which it was filed.

         Section 7. No stockholder will be allowed to vote at any meeting, either in person or by proxy, unless he is a stockholder of record. Every share of stock is entitled to one vote which may be voted as provided by the laws of the State of Mississippi.

         Section 8. The chairman of the board of directors shall act as chairman, and the secretary of the corporation shall act as secretary of all meetings of the stockholders of the corporation.

                                   ARTICLE III

                               BOARD OF DIRECTORS

         Section 1. The business and affairs of the corporation shall be managed and controlled by its board of directors.

         Section 2. The board of directors of the corporation shall consist of not less than seven (7) nor more than twenty (20) stockholders, the number of each ensuing year to be determined by a majority of the entire board of directors of the corporation prior to the regular annual meeting. Each director shall be the owner in his own right of unencumbered stock in the corporation to the amount of at least Two Hundred Dollars ($200.00) par value, and shall have such other qualifications as may be prescribed for directors under the laws of the State of Mississippi. No stockholders shall be eligible for election as a member of the board of directors after attaining the age of seventy-two (72) years; provided, however, that any director who attains the age of seventy-two
(72) years during his elected term can serve only until the next regular meeting of stockholders.

         Section 3. The term of the office of the directors elected at the regular annual meeting of the stockholders shall be until the next annual meeting of the stockholders, and/or until their successors shall have been elected and qualified.


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         Section 4. If during the year a vacancy should occur in the offices of the directors elected for that year, the remaining board of directors shall have the right, by majority vote, to fill such vacancies as exist by electing to said vacancies qualified stockholders who shall serve as directors until the next annual meeting of stockholders, or until a meeting of the stockholders held for the purpose of electing their successors.

         Section 5. The board of directors shall hold regular monthly meetings on the second Tuesday of each month, except in the month of March. All meetings of the board of directors, except the meeting immediately following the annual stockholders' meeting, shall be held in the board of directors room at the principal office of the bank in Tupelo, Mississippi, unless a different place be fixed by the board of directors.

         Immediately following the annual stockholders' meeting, on the same date and at the same place, the members of the board of directors, which shall have been elected at said meeting, shall meet and elect from among themselves a chairman, a vice chairman and a secretary, who shall serve until the meeting of the board of directors following the next annual meeting of stockholders, and until their successors have been elected and qualified.

         Section 6. Special meetings of the board of directors shall be held whenever called by the chairman or upon written request of a majority of the members of the board of directors.

         Section 7. A majority of the members of the board of directors shall constitute a quorum of any meeting of said board of directors. Whenever there shall not be a quorum at a regular or special meeting, the members present may adjourn the meeting from time to time until a quorum shall be obtained, and any meeting may be adjourned from time to time by vote of a majority of the members present.

                                   ARTICLE IV

                                    OFFICERS

         Section 1. The officers of the corporation shall be president, vice president or vice presidents (the number thereof to be determined by the board of directors), secretary and treasurer, each of whom shall be elected by the board of directors. The office of secretary and treasurer may be held by the same person. The board of directors may also elect such assistant officers as may be deemed necessary.

         Section 2. The officers of the corporation to be elected by the board of directors shall be elected annually at the first meeting of the board of directors held after each annual meeting of stockholders. Such officers so elected shall serve until the next meeting of the board of directors following the next annual meeting of stockholders, and until their successors have been elected and qualified.


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         A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the board of directors for the unexpired portion of the term.

         The powers and duties of the several officers shall be as provided from time to time by resolution or other directive of the board of directors. In the absence of such provisions the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of like or similar corporations.

         Section 3. The compensation of such officers shall be fixed from time to time by the board of directors.

                                    ARTICLE V

                                   COMMITTEES

         Section 1. There shall be an executive committee and such other committees as the board of directors may from time to time constitute. All of said committees shall be selected by the board of directors from their number, and their duties shall be as set forth hereinafter and as prescribed by the board of directors.

         Section 2. The executive committee shall consist of the chairman of the board of directors, the president of the corporation and four other members to be selected by the board of directors. The executive committee shall have charge over all matters under the direction and control of the board of directors which may require attention at any time between regular meetings of said board of directors.

         Section 3. Each committee shall select a chairman and a secretary from among itself who shall keep a record of the proceedings of each committee and the action of said committee. In case a secretary be not elected, the chairman of the committee shall keep such record. Each committee shall meet on the call of the chairman. The majority of the members of any of said committees shall constitute a quorum for the transaction of business by such committee, and in the event of the executive committee at least one of the members present at such meeting shall be a member of the committee who has been elected to said committee by the board of directors and is not serving ex officio.

         Section 4. The board of directors may at any meeting adopt such resolutions restricting the power of committees as the board of directors may deem wise and prudent.


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                                   ARTICLE VI

                                  CAPITAL STOCK

         Section 1. Certificates representing shares of stock of the corporation shall be in such form as shall be determined by the board of directors. Such certificates shall be signed by the president or a vice president and by the secretary or an assistant secretary. All certificates of shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled, and no new certificates shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new certificate may be issued therefor on such terms and indemnity to the corporation as the board of directors may prescribe.

         Section 2. Transfers of shares of stock of the corporation shall be made in the manner specified in the laws of the State of Mississippi. The corporation shall maintain stock transfer books, and any transfer shall be registered thereon only on request and surrender of the stock certificate representing the transferred shares, properly endorsed. The corporation shall have the absolute right to recognize as the owner of any shares of stock issued by it, the person or persons in whose name the certificate representing such shares stand according to the books of the corporation for all proper corporate purposes, including the voting of the shares represented by the certificate at a regular or special meeting of the stockholders, and the issuance and payment of dividends on such shares.

                                   ARTICLE VII

                                    DIVIDENDS

         Section 1. The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and on the terms and conditions provided by law and by its articles of incorporation.

                                  ARTICLE VIII

                                      SEAL

         The Board of Directors shall provide a corporate seal, which shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words "CORPORATE SEAL". The impression of said seal is made a part of these bylaws.

                                   ARTICLE IX


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                                 INDEMNIFICATION

         Any person, his heirs, executors, or administrators may be indemnified by the corporation for reasonable expenses (including judgments and compromise settlements, except where as in a derivative suit situation any judgment in the matter would run in favor of the corporation) actually incurred in connection with any action, suit or proceedings, civil or criminal, to which he was made a party by reason of service as a director, officer or employee of the corporation, provided, however, that no person shall be indemnified or reimbursed as to any matter to which he shall finally be adjudged to have been guilty of gross negligence, willful misconduct or criminal acts in the performance of his duty to the corporation; and provided further, that no person shall be so indemnified or reimbursed as to any matter in such action or suit which has been the subject of a compromise settlement except with the approval
(1) of a court of competent jurisdiction, or (2) the holders of record of a majority of the outstanding shares of the corporation, or (3) a majority of the corporation's board of directors, excluding members who are parties to the same or substantially the same suit or proceeding. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person may be entitled as a matter of law. The board of directors of the corporation may, in its discretion, purchase directors' and officers' liability insurance coverage to provide, in whole or in part, for such indemnification or reimbursement.

                                    ARTICLE X

                                   AMENDMENTS

         Section 1. The bylaws may be altered, amended, or repealed by majority vote of the board of directors of the corporation.